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                                                                      EXHIBIT 99

 SYMBION
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HEALTHCARE


CONTACT:
Kenneth C. Mitchell
Senior Vice President and Chief Financial Officer
615-234-5904


                         SYMBION ADDS CENTER IN MISSOURI

NASHVILLE, TENNESSEE (NOVEMBER 12, 2004) -- Symbion, Inc. (NASDAQ/NM:SMBI), an owner and operator of surgery centers, announced today that it has acquired a 50% interest and consolidating position in The Surgery Center of Kirkwood, a multi-specialty surgery center with three operating rooms and one minor procedure room, located in Kirkwood, Missouri, in suburban St. Louis.

Commenting on the transaction, Richard E. Francis, Jr., chairman and chief executive officer of Symbion, said, "We are pleased to establish our presence in the greater St. Louis metropolitan area, which is recognized as a strong regional healthcare market. The physician partners associated with the center have built a very successful venture in terms of growth and quality care. We look forward to working with this group of highly dedicated professionals to further expand the scope of services offered by the center."

The Company also announced that, effective November 1, 2004, it had completed the acquisition of the general partnership interest in Valley Ambulatory Surgery Center, L.P., providing the Company a consolidating position. Earlier in the year, the Company had acquired a minority interest in the six-operating room facility located in suburban Chicago.

Added Francis, "We are pleased to complete both transactions as they are indicative of a very positive and successful 2004 development effort. We look forward to an equally successful 2005."

Symbion, Inc., headquartered in Nashville, Tennessee, owns and operates a network of surgery centers in 21 states. The Company's surgery centers provide non-emergency surgical procedures across many specialties.

This press release contains forward-looking statements based on management's current expectations and projections about future events. These statements have been included in reliance on the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks, uncertainties and other factors that may cause actual results to differ from the expectations expressed in the statements. Many of these factors are beyond the ability of the Company to control or predict. These factors include, without limitation: (i) numerous business risks in acquiring and developing surgery centers, including potential difficulties in operating and integrating such surgery centers; (ii) the Company's ability to enhance operating efficiencies at its surgery centers; and (iii) other risks and uncertainties detailed from time to time in the Company's filings with the Securities and Exchange Commission. In light of the significant uncertainties inherent in the forward-looking statements contained in this press release, you should not place undue reliance on them. The Company undertakes no obligation to update any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.


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